Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
of
EMDEON INC.
(Pursuant to Section 242 and 245 of
the General Corporation Law of the State of Delaware)
          Emdeon Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
          FIRST: The name of the Corporation is Emdeon Inc. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was September 2, 2008.
          SECOND: This Amended and Restated Certificate of Incorporation (this “Amended Certificate of Incorporation”) amends and restates in its entirety the Corporation’s certificate of incorporation as currently in effect and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”), by written consent of the holders of all of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law.
          THIRD: This Amended Certificate of Incorporation amends and restates in its entirety the original certificate of incorporation of the Corporation to read as follows:
          1. Name. The name of the corporation is “Emdeon Inc.”
          2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of its registered agent at such address is The Corporation Trust Company.
          3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
          4. Number of Shares.
               4.1 The total number of shares of all classes of stock which the Corporation shall have authority to issue is 477,000,000 shares, consisting of (i) 400,000,000 shares of Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”), (ii) 52,000,000 shares of Class B Common Stock, $0.00001 par value per share (“Class B Common Stock”) and (iii) 25,000,000 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).
               4.2 Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class will be required therefor. Notwithstanding the foregoing, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (i) the exchange of Class B Common Stock and Units pursuant to Section 3.7 of the EBS Master LLC Agreement and (ii) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock.
          5. Reclassification of Outstanding Shares. Upon the effectiveness of this Amended Certificate of Incorporation (the “Reclassification Date”), each share of common stock of the Corporation, par value $0.00001 per share, issued and outstanding immediately prior to the Reclassification Date shall, automatically and without any action on the part of the holder thereof, be reclassified as and changed into one share of Class A Common Stock. Certificates that previously represented shares of common stock of the Corporation (if certificated) shall from and after the Reclassification Date represent the number of shares of Class A Common Stock into which such shares of common stock have been reclassified pursuant hereto. Notwithstanding anything to the contrary in this Section 5, if the number of shares of Class A Common Stock to be held by a holder as a result of such reclassification is not a whole number, then the number of shares of Class A Common Stock that such holder shall own on the Reclassification Date as a result of such reclassification shall be rounded up (if such fraction is equal or greater than 0.5) or down (if such fraction is less than 0.5) to the nearest whole share of Class A Common Stock.
          6. Classes of Shares. The designation, relative rights, preferences and limitations of the shares of each class of stock are as follows:
               6.1 Common Stock.
               (a) Voting Rights.
                    (i) Each holder of Class A Common Stock, as such, will be entitled to one vote for each share of Class A Common Stock held of record by the holder on all matters on which stockholders generally are entitled to vote, except that, to the fullest extent permitted by law and subject to Section 6.1(a)(iii), holders of Class A Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Amended Certificate of Incorporation

(including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding class or series (but not to all outstanding classes or series) of Common Stock (other than the Class A Common Stock) or Preferred Stock if the holders of the affected class or series are entitled, either separately or together with the holders of one or more other classes or series, to vote thereon under this Amended Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law.
                    (ii) Each holder of Class B Common Stock will be entitled to one vote for each share of Class B Common Stock held of record by the holder on all matters on which stockholders are generally entitled to vote, except that, to the fullest extent permitted by law and subject to Section 6.1(a)(iii), holders of Class B Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Amended Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding class or series (but not to all outstanding classes or series) of Common Stock (other than the Class B Common Stock) or Preferred Stock if the holders of the affected class or series are entitled, either separately or together with the holders of one or more other classes or series, to vote thereon under this Amended Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law.
                    (iii) The holders of the outstanding shares of each class of Common Stock shall be entitled to vote separately as a class upon any amendment to Amended Certificate of Incorporation (including by merger, consolidation, reorganization or similar event, it being understood that any such merger, consolidation or other business combination that constitutes a Disposition Event in which holders of Class B Common Stock are required to exchange such Common Stock and Units pursuant to Section 3.7(h) of the EBS Master LLC Agreement in such Disposition Event and receive consideration in such Disposition Event in accordance with the terms of the EBS Master LLC Agreement as in effect prior to such Disposition Event shall not be deemed an amendment hereof) that would alter or change the powers, preferences, or special rights of such class or series so as to affect them adversely.
                    (iv) Except as otherwise required in this Amended Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).
               (b) Dividends; Stock Splits or Combinations.
                    (i) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion will determine.
                    (ii) Except as provided in 6.1(b)(iii) with respect to stock dividends, dividends of cash or property may not be declared or paid on the Class B Common Stock.
                    (iii) In no event will any stock dividends, stock splits, reverse stock splits, combinations of stock, reclassifications or recapitalizations be declared or made on any Class A Common Stock or Class B Common Stock, as the case may be, unless contemporaneously therewith (a) the shares of Class A Common Stock or Class B Common Stock, respectively, at the time outstanding are treated in the same proportion and the same manner and (b) the stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization has been reflected in the same economically equivalent manner on all Units. Stock dividends with respect to Class A Common Stock may only be paid with Class A Common Stock. Stock dividends with respect to Class B Common Stock may only be paid with Class B Common Stock.
               (c) Liquidation and Other Events.
                    (i) In the case of any consolidation, merger or similar event that constitutes a Disposition Event and in which holders of Class B Common Stock are required to exchange such Common Stock and Units pursuant to Section 3.7(h) of the EBS Master LLC Agreement, the Corporation shall have the right to repurchase each outstanding share of Class B Common Stock upon the consummation of such Disposition Event for an amount per share equal to the Par Value thereof, and thereafter such holders of Class B Common Stock shall no longer hold such Class B Common Stock and such Class B Common Stock will be transferred to the Corporation and thereupon shall be retired. For the avoidance of doubt, nothing in this Section 6.1(c)(i) shall impair the right of a holder of Class B Common Stock and Units to exchange such Class B Common Stock and Units pursuant to Section 3.7 of the EBS Master LLC Agreement.
                    (ii) In the case of any consolidation, merger or similar event that shall be subject to Section 6.8 of the EBS Master LLC Agreement (other than a Disposition Event in which holders of Class B Common Stock are required to exchange such Common Stock and Units pursuant to Section 3.7(h) of the EBS Master LLC Agreement and receive consideration in such Disposition Event in accordance with the terms of the EBS Master LLC Agreement as in effect prior to such Disposition Event), the Corporation shall make, and shall cause to be made, proper provision to convert all outstanding shares of Class B Common Stock into securities, with comparable voting, exchange and economic rights to the Class B Common Stock of the surviving entity (or, as applicable, of any other such entity into which Units (in combination with shares of Class B Common Stock) are exchangeable following such event).

                    (iii) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock will be entitled, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the Par Value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class B Common Stock to exchange their shares of Class B Common Stock and Units for shares of Class A Common Stock in accordance with Section 3.7 of the EBS Master LLC Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding up), the holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the Par Value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
               (d) Retirement of Class B Common Stock. In the event that no Units remain exchangeable for shares of Class A Common Stock, the Class B Common Stock will be transferred to the Corporation and thereupon shall be retired. In the event that any outstanding share of Class B Common Stock shall cease to be held by a holder of Units, such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation and thereupon shall be retired and cease to be outstanding and may not be reissued by the Corporation.
               (e) Taxes. The issuance of shares of Class A Common Stock upon the exercise by the Corporation of its right under Section 3.7(g) of the EBS Master LLC Agreement to purchase shares of Class B Common Stock and Units will be made without charge to the holders of the shares of Class B Common Stock for any stamp or other similar tax in respect of the issuance, unless any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the shares of Class B Common Stock being purchased, in which case the Person or Persons requesting the issuance thereof will pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or will establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.
               6.2 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of

Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (a) may have such voting rights or powers, full or limited, if any; (b) may be subject to redemption at such time or times and at such prices, if any; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (d) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other person) at such price or prices or at such rates of exchange and with such adjustments, if any; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (h) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any person or group of persons; and (i) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.
          7. Board of Directors.
               7.1 Number of Directors.
               (a) The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the Amended and Restated By-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”), shall so require, the election of the Directors need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 6.2 of this Amended Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of Directors constituting the entire Board shall be not less than five nor more than 20, with the then authorized number of Directors being fixed from time to time by the Board.
               (b) During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 6.2, then upon commencement and for the duration of the period during which such right continues, (i) the then otherwise total authorized number of Directors shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total and authorized number of Directors of the Corporation shall be reduced accordingly.
               7.2 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board. Any Director so chosen shall hold office until the expiration of the term of office of the Director whom he or she has replaced and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any incumbent Director.
               7.3 Term of Office. Each Director shall hold office for a term expiring at the next annual meeting of stockholders of the Corporation and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.
          8. Limitation of Liability. To the fullest extent permitted under the General Corporation Law, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, provided that this provision shall not eliminate or limit the liability of a Director (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law or (d) for any transaction from which the Director derived any improper personal benefits. If the General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

          Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a Director hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.
          9. Indemnification.
               9.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an “Other Entity”), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.
               9.2 Prepayment of Expenses. The Corporation shall pay the reasonable expenses (including reasonable attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Section 9 or otherwise.
               9.3 Claims. If a claim for indemnification or advancement of expenses under this Section 9 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
               9.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Section 9 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Amended Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested Directors or otherwise.

               9.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a Director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person collects as indemnification or advancement of expenses from such Other Entity.
               9.6 Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Section 9 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.
               9.7 Other Indemnification and Prepayment of Expenses. This Section 9 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
               9.8 Reliance. Covered Persons who after the date of the adoption of this provision become or remain a Covered Person described in Section 9.1 will be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Section 9 in entering into or continuing the service. The rights to indemnification and to the advance of expenses conferred in this Section 9 will apply to claims made against any Covered Person described in Section 9.1 arising out of acts or omissions in respect of the Corporation or one of its Subsidiaries that occurred or occur both prior and subsequent to the adoption hereof.
          10. Written Consent Prohibition. Except as otherwise provided for or fixed pursuant to the provisions of Section 6.2 relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board.
          11. Special Meetings of the Corporation’s Stockholders. Unless otherwise provided by applicable law and subject to the express terms of any series of shares of Preferred Stock, a special meeting of the Corporation’s stockholders may be called only by (a) the Corporation’s Chairman of the Board or (b) a majority of the members of the Board, and may not be called by any other Person or Persons.
          12. Corporate Opportunity. As used in this Section 12, the term “Corporation” means the Corporation and/or any of its Subsidiaries, and any reference to the stockholders of the Corporation will be deemed to include the members of EBS Master LLC. The Corporation waives, to the maximum extent permitted by law, the application of the doctrine of corporate opportunity, or any other analogous doctrine, with respect to the Corporation, to any GA Stockholder, any HF Stockholder, any GA Permitted Transferee and any HF Permitted Transferee (collectively, the “Institutional Stockholders”) or any directors of the Corporation who are employees of any of the

Institutional Stockholders or their Affiliates. No Institutional Stockholder nor any of its Affiliates (including, without limitation, any Director who is an Affiliate of an Institutional Stockholder) shall have any obligation to refrain from (1) engaging in the same or similar activities or lines of business as the Corporation or developing or marketing any products or services that compete, directly or indirectly, with those of the Corporation, (2) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Corporation or (3) doing business with any client or customer of the Corporation (each of the activities referred to in clauses (1)-(3), a “Specified Activity”) and (4) the Corporation renounces any interest or expectancy in, or in being offered an opportunity to participate in, any Specified Activity that may be presented to or become known to any Institutional Stockholder or any of its Affiliates.
          13. Section 203 of the General Corporation Law. The Corporation will not be subject to the provisions of Section 203 of the General Corporation Law.
          14. Adoption, Amendment and/or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the By-laws, subject to the power of the stockholders of the Corporation to alter or repeal any By-laws whether adopted by them or otherwise. Notwithstanding any other provisions of this Amended Certificate of Incorporation or the By-laws (and notwithstanding the fact that a lesser percentage may be permitted by applicable law, this Amended Certificate of Incorporation or the By-laws), but in addition to any affirmative vote of the holders of any particular class of stock of the Corporation required by applicable law or this Amended Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to adopt new By-laws or to alter, amend or repeal the By-laws.
          15. Certificate Amendments. Subject to Section 6.1(a)(iii) and the requirements of the General Corporation Law, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended Certificate of Incorporation. In addition, other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to this Amended Certificate of Incorporation in its present form or as hereafter amended are granted and held subject to the rights the Corporation has reserved in this Section 15. Notwithstanding any other provisions of this Amended Certificate of Incorporation or the By-laws (and notwithstanding the fact that a lesser percentage may be permitted by applicable law, this Amended Certificate of Incorporation or the By-laws), but in addition to any affirmative vote of the holders of any particular class of stock of the Corporation required by applicable law or this Amended Certificate of Incorporation, the affirmative vote of the holders of at least 66-

2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with Sections 7, 10, 11, 14 or 15 of this Amended Certificate of Incorporation.
          16. Definitions. As used in this Amended Certificate of Incorporation, the term:
               (a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with that Person; provided that (i) neither the Corporation nor any of its Subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation or any rights conferred on such stockholders pursuant to the Stockholders Agreement (including any representatives of such stockholder serving on the Board). For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
               (b) “Board” means the Board of Directors of the Corporation.
               (c) “Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.
               (d) “Director” means a member of the Board.
               (e) “Disposition Event” means any merger, consolidation or other business combination, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer), unless, following such transaction, all or substantially all of the holders of the voting power of all outstanding classes of Common Stock and series of Preferred Stock that are generally entitled to vote in the election of directors prior to such transaction or series of transactions continue to hold a majority of the voting power of the surviving entity (or its parent) resulting from such transaction or series of transactions in substantially the same proportions as immediately prior to such transaction or series of transactions.
               (f) “EBS Master LLC” means EBS Master LLC, a Delaware limited liability company, or any successor thereto.
               (g) “EBS Master LLC Agreement” means that certain Sixth Amended and Restated Limited Liability Company Agreement of EBS Master LLC, to be entered into in connection with the IPO, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

               (h) “GA Stockholder” has the meaning attributed to such term in the Stockholders Agreement.
               (i) “GA Permitted Transferee” has the meaning attributed to such term in the Stockholders Agreement.
               (j) “HF Stockholder” has the meaning attributed to such term in the Stockholders Agreement.
               (k) “HF Permitted Transferee” has the meaning attributed to such term in the Stockholders Agreement.
               (l) “IPO” means the initial public offering of Class A Common Stock by the Corporation in a firm commitment underwriting.
               (m) “Par Value” means, with respect to shares of Class A Common Stock and Class B Common Stock, $0.00001 per share, as adjusted for splits, reverse splits, combinations, reclassifications, recapitalizations or dividends or similar transactions.
               (n) “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.
               (o) “Stockholders Agreement” means that certain Stockholders Agreement to be entered into in connection with the IPO by and among the Corporation, Hellman & Friedman Capital Associates VI, L.P., Hellman & Friedman Capital Executives VI, L.P., HFCP VI Domestic AIV, L.P., H&F Harrington AIV I, L.P., General Atlantic Partners 83, L.P., General Atlantic Partners 84, L.P., GAP-W, LLC, GapStar, LLC, GAPCO GmbH & Co. KG, GAP Coinvestments CDA, L.P., GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, the persons listed on the signature pages thereof under the heading “Management Stockholders” and the persons listed on the signature pages thereof under the heading “eRx Stockholders” as the same may be amended, amended and restated, supplemented and/or otherwise modified from time to time.
               (p) “Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (i) has, directly or indirectly, the power, through the ownership of securities or interests or otherwise, to elect a majority of directors or similar managing body or (ii) beneficially owns, directly or indirectly, a majority of such Person’s equity securities or interests.
               (q) “Units” means limited liability company interests in EBS Master LLC that are issued under the EBS Master LLC Agreement.
[Signature page to follow.]

          WITNESS the signature of this Amended and Restated Certificate of Incorporation this 4th day of August, 2009.

EMDEON INC.
By:	/s/ Gregory T. Stevens
	Name:	Gregory T. Stevens
	Title:	Executive Vice President, General Counsel and Secretary